As filed with the Securities and Exchange Commission on May 22, 2018
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204170
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181484
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159382
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-134450
________________________
LUMINEX CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	74-2747608
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12212 TECHNOLOGY BLVD., AUSTIN, TEXAS	78727
(Address of principal executive offices)	(Zip Code)
________________________

LUMINEX CORPORATION 2018 EQUITY INCENTIVE PLAN
LUMINEX CORPORATION THIRD AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN
(Full title of the plan)

Richard W. Rew, II
Senior Vice President, General Counsel and Corporate Secretary
Luminex Corporation
12212 Technology Boulevard
Austin, Texas 78727
(Name and address of agent for service)

(512) 219-8020
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐
________________________

EXPLANATORY NOTE

Luminex Corporation (the “Registrant”) has previously registered shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) to be issued under the Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan, as amended (the “2006 Plan”). In connection with the 2006 Plan, the Registrant has previously filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (File No. 333-204170) on May 14, 2015, a Registration Statement on Form S-8 (File No. 333-181484) on May 17, 2012, a Registration Statement on Form S-8 (File No. 333-159382) on May 21, 2009 and a Registration Statement (File No. 333-134450) on May 25, 2006 (collectively, the “Registration Statements”).

On May 17, 2018 (the “Approval Date”), the shareholders of the Registrant approved the Luminex Corporation 2018 Equity Incentive Plan (the “2018 Plan”). Pursuant to the terms of the 2018 Plan, the maximum number of shares of Common Stock that may be issued under the 2018 Plan shall be the sum of (i) 3,500,000 newly available shares of Common Stock (the “New Shares”), (ii) 1,315,537 shares remaining available for grant under the 2006 Plan as of the Approval Date, and (iii) any shares that are subject to outstanding awards granted under the 2006 Plan as of the Approval Date, to the extent that such awards expire, terminate, are settled in cash (in whole or in part) or are otherwise forfeited or canceled for any reason before it has vested, settled or been exercised in full. No further awards will be granted under the 2006 Plan on or after the Approval Date. All shares of Common Stock under the 2006 Plan that will be available for issuance under the 2018 Plan are referred to herein as the “Carryover Shares”. The Registration Statements will cover the issuance of the Carryover Shares once they are available for issuance under the 2018 Plan.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements and SEC Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment to the Registration Statements (the “Post-Effective Amendment”) to reflect that, as of the Approval Date, the Carryover Shares may be issued under the 2018 Plan and to file as an exhibit hereto a copy of the 2018 Plan and a new opinion as to the validity of the shares of Common Stock that were previously issuable pursuant to the 2006 Plan. All other items of the Registration Statements are incorporated herein by reference without change.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a registration statement on Form S-8 to register the New Shares that have become available for offer or sale pursuant to the 2018 Plan. No additional securities are being registered by this Post-Effective Amendment.

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

(3)	The Registrant’s Current Reports on Form 8-K filed with the SEC on April 20, 2018 and May 18, 2018; and

(4)
The description of the Registrant’s Common Stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on March 27, 2000, and including all other amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Article V of the Registrant’s restated certificate of incorporation (the “Certificate”) provides that, except to the extent prohibited by the DGCL, the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of their fiduciary duty as directors. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of his or her duty of loyalty to the Registrant or its stockholders; for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law; for actions leading to improper personal benefit to the director; and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Article VI of the Certificate permits indemnification of any director or officer, as well as any employee or agent of the Registrant, or any individual serving in such capacity for another entity at the Registrant’s request, for all expenses, judgments, fines, and amounts paid in settlement so long as he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. However, with respect to any action by or in the right of the Registrant, such a person will be entitled to indemnification only if he or she acted in good faith and in a manner he or she believed to be in, or not opposed to, the Registrant’s best interests and, if he or she is adjudged liable, only to the extent that the Court of Chancery of Delaware finds that he or she is reasonably entitled to indemnification.

Article VI of the Certificate also authorizes the Registrant to assume the defense of an indemnitee in any action, suit, proceeding or investigation in which indemnity is sought. In the event that the Registrant does not assume the defense of an indemnitee, it may advance litigation expenses to an indemnitee prior to the final disposition of an action concerning the indemnitee's service. The making of such advances is conditioned upon the indemnitee giving the Registrant an undertaking to repay the amount advanced if indemnification ultimately is deemed unavailable.

If indemnification or advancement of expenses is authorized, it will not exclude any rights to indemnification or advancement of expenses which any person may have under a bylaw, agreement, board or stockholder vote, or otherwise. The indemnification or advancement of expenses provided by Article VI will continue as to a person who ceases to be a director, officer, employee, or agent.

The Certificate also states that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation or enterprise against any loss, liability, or expense, whether or not the Registrant would have the power to provide indemnification under the DGCL, as the Board of Directors may from time to time determine. The Registrant has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify its directors and officers against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

The Registrant has entered into Indemnification Agreements with each of its directors to give such directors additional contractual assurances regarding the scope of indemnification set forth in the Certificate and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant in which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Item 7.    Exemption from Registration Claimed.

None.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Company (Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-96317), filed February 7, 2000, as amended).

4.2	Amended and Restated Bylaws of the Company (Previously filed as Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 000-30109), filed March 11, 2015).

5.1
Opinion of Bass, Berry & Sims PLC with respect to the Third Amended and Restated 2006 Equity Incentive Plan (Previously filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (File No. 333-204170), filed May 14, 2015).

5.2	Opinion of Bass, Berry & Sims PLC with respect to the 2018 Equity Incentive Plan

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Bass, Berry & Sims PLC with respect to the Third Amended and Restated 2006 Equity Incentive Plan (included in opinion filed herewith as Exhibit 5.1).

23.3	Consent of Bass, Berry & Sims PLC with respect to the 2018 Equity Incentive Plan (included in the Opinion of Bass, Berry & Sims PLC filed herewith as Exhibit 5.2).

24.1	Power of Attorney (Previously included on the signature page to the Company’s Registration Statement on Form S-8 (File No. 333-204170), filed May 14, 2015).

99.1	Luminex Corporation 2018 Equity Incentive Plan (Previously filed as Annex A to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 17, 2018).

99.2	Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan (Previously filed as Annex A to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 14, 2015).

Item 9.    Undertakings.

A.    The Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 22nd day of May, 2018.

LUMINEX CORPORATION

By:	/s/ Harriss T. Currie
Name:	Harriss T. Currie
Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer